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Equity Commonwealth Q3 2024 Earnings Call October 24, 2024
Presentation
Operator

Good morning and thanks for joining this call to discuss Equity Commonwealth's results for the quarter ending September 30, 2024 in an update on the company. [Operator Instructions]. As a reminder this conference is being recorded.

Please be advised that certain matters discussed during the conference call may constitute forward looking statements within the meaning of federal security laws. Please refer to the section titled Forward Looking Statements in the press release issued yesterday, as well as the section titled Risk Factors in the Company's Annual report on Form 10K, quarterly reports on Form 10Q from subsequent quarters and in our definitive Proxy Statement on Schedule 14A filed on October 2, 2024, for discussion of factors that could cause the Company's actual results to materially differ from any forward looking statements. The Company assumes no obligation to update or supplement any forward looking statements made today. The Company posts important information on its website at www.eqcre.com, including information that may be material. The portion of today's remarks regarding the Company's quarterly earnings also includes certain non GAAP financial measures.

Please refer to yesterday's press release and supplemental containing the Company's results for a reconciliation of these non GAAP measures to the Company's GAAP financial results. On the call today are David Helfand, President and CEO David Weinberg, COO and Bill Griffiths, CFO. With that, I will turn the call over to David Helfand.

David A. Helfand
President, CEO & Chairman of the Board

Thank you. Good morning. I'd like to provide some key updates on our progress since our last call at the end of July. Our two Austin properties and our DC Property are now under contract. These assets are held for sale on our September 30th balance sheet and we recognized a $50 million non cash impairment charge in this quarter's financials. The closing of these sales are expected to begin in early November and the buyers have posted non refundable deposits. Pricing for the three sales, plus our expectation for Denver in total remains consistent with the $234 million estimate we discussed on last quarter's call. The marketing of 1225 17th street in Denver commenced in September, so it's too early to provide an update on that process. We will provide more information on all dispositions as they progress.

With respect to our upcoming special shareholder meeting, we've set a meeting date of November 12th for shareholders of record as of the close of business on October 1st to vote to approve the plan of Sale as well as the related advisory vote on say on pay. Plan of Sale requires the affirmative vote of two thirds of our outstanding common shares to be approved. We continue to estimate the total distributions resulting from the Plan of Sale will be in the $19.50 to $21.00 per share range.

Assuming shareholders approve the Pan of Sale, we will adopt liquidation basis accounting for our 2024 10K. Under this method, assets are recognized at the amount expected to be

Equity Commonwealth Q3 2024 Earnings Call October 24, 2024
collected and our estimated expenses, including wind down costs will be accrued in full as of December 31, 2024.

The year end and future quarter's financials will outline any changes to the estimates and a statement of changes in net assets. Following shareholder approval of the Plan of Sale and subject to Board approval, we will pay off the Series D Preferred and declare a common distribution of $18.00 to $19.00 per share with the payments made in early December. The exact amount of the common distribution will depend on the status of the dispositions at that time.

After all the remaining assets are sold, which we currently estimate to be by the end of the first quarter of 2025, we will distribute substantially all of our remaining cash, net of a reserve for any remaining liabilities.

Then sometime in the second quarter of next year we expect to commence the NYSE delisting and SEC deregistration processes to transfer the remain assets and liabilities to a liquidating trust and complete other administrative tasks. With the goal substantially winding down by the end of the second quarter, we continue to expect to qualify as a REIT in 2024 and 2025.

So far the disposition process has gone reasonably smoothly, but it remains a challenging time to sell office buildings. The inability to close one or more of our dispositions will affect the timing for the overall wind down. We are focused at EQC on executing the wind down process prudently and efficiently. We'll continue to communicate our progress.

We appreciate the support we've received from our shareholders and want to acknowledge the continued hard work and dedication of the EQC team. With that, David, Bill and I are happy to take your questions.

Equity Commonwealth Q3 2024 Earnings Call October 24, 2024
Question and Answer

Operator

Thank you. We will now be conducting a question and answer session. [Operator Instructions]. Our first question comes from the line of Craig Mailman with Citi. Please proceed with your question.

Craig Mailman
Citigroup Inc. Exchange Research

Hey, good morning, guys. Just some clarifying questions to start. So, David, you said the Series D pref. Is that going to be paid the same day as the initial distribution or is there, could there be a difference there? I just got some questions about when the exact timing of that would be. Assuming the vote goes through on the planned date that you guys have in the proxy.

William H. Griffiths
Executive VP, CFO & Treasurer

Hey, Craig, it's Bill. The series D preferred will be paid first and then we expect to do the common distribution, you know, a few days later.

Craig Mailman
Citigroup Inc. Exchange Research

Okay, so the series D will be within that 30 day window, after the vote?

William H. Griffiths
Executive VP, CFO & Treasurer

Correct.

Craig Mailman
Citigroup Inc. Exchange Research

Okay, perfect. And then on the asset sales you guys have, how much of a deposit is hard at this point of the total? Like, is it really difficult for the buyers to walk away or is it an amount that, you know, if they can't get financing, they'd be willing to kind of eat at this point?

David Weinberg
Executive VP & COO

Well, it's David, I guess it's in the buyer's perspective, obviously they can always walk, regardless of the size of the deposit. The deposits range from 1% to 5% of the purchase prices and two of the buyers are all cash. So it's just one that is subject to financing risk.

Equity Commonwealth Q3 2024 Earnings Call October 24, 2024
Craig Mailman
Citigroup Inc. Exchange Research

Okay, perfect. And I know you guys said these could start to close in November, but everything could be sold kind of by the end of first quarter. Especially for the two buyers that are all cash. Is there an expected kind of close on those as of now or just trying to get a sense of the timing of these three assets relative to the timing of kind of the initial payment and whether that initial payment could be closer to the $19.00 a share or the $18.00 a share. Just a pretty wide window.

David Weinberg
Executive VP & COO

It's hard to say because closings are subject to certain conditions, such as estoppels, et cetera, and buyers have extension rights. So as David alluded to and said specifically in his opening remarks, we expect them to begin in early November and then just kind of continue thereafter and we'll be providing updates accordingly.

Craig Mailman
Citigroup Inc. Exchange Research

Okay, and as of now, just from a distribution perspective, you guys are sitting on close to
$20.20 of cash and then assuming these 3 assets close, it's what, another $0.80 or so. So you're at the full $21.00 from just these 3 assets. And then, you know, assuming you back into it feels like Denver's about another, call it $1.60 of value there. So you're getting to $22.60. So are the wind down costs coming in higher than the $50 million that you guys had talked about originally or is that kind of still a good place to think about it?

William H. Griffiths
Executive VP, CFO & Treasurer

Well, to answer your second question first, the wind down costs have not changed. So no, they're not coming in higher and I'm just wondering in your math whether you've deducted the preferred in the cash.

Craig Mailman
Citigroup Inc. Exchange Research

Oh, yes, that's a good point. I forgot that. Okay, perfect. Thank you for that clarification. All right, awesome. Thank you guys and congrats on getting these done. Thanks.

William H. Griffiths
Executive VP, CFO & Treasurer

Thanks, Craig.

Equity Commonwealth Q3 2024 Earnings Call October 24, 2024
Operator

[Operator Instructions]. We have no further questions at this time. Mr. Helfand, I would now like to turn the floor back over to you for closing comments.

David A. Helfand
President, CEO & Chairman of the Board

Thank you and thanks for your time this morning. As we said, we'll continue to provide updates on our progress as we execute our plan of sale. Thank you.

Operator

Ladies and gentlemen, this does conclude today's teleconference. You may disconnect your lines at this time. Thank you for your participation.